Exhibit 99.2

CONSENT OF SANDLER O’ NEILL & PARTNERS, L.P.

We hereby consent to the inclusion of our opinion letter dated January 24, 2013 to the Board of Directors of The First National Bank of Shelby (“FNB”) as an appendix to the Proxy Statement/Prospectus relating to the proposed merger of FNB with and into Bank of the Ozarks contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion contained therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

New York, New York

March 26, 2013